Exhibit 10.9

Director Compensation Policy 2017 Incentive Plan
Director Compensation Program, Stock Ownership Requirements and Stock-in-Lieu of Cash Retainer Plan, including the Non-Employee Director Compensation Policy pursuant to the 2017 Omnibus Incentive Plan

The Board of Directors believes that it is generally desirable for directors to own shares of stock of Allied Motion Technologies Inc. (the “Company”). By becoming equity owners, the Non-Employee Directors assume a personal stake in the success or failure of the Company, and it aligns their financial interests with those of long-term shareholders of the Company. Accordingly, the Board has adopted the Director Compensation Program and Stock Ownership and Retention Requirements to facilitate such equity ownership. This document supersedes all prior plans, policies and documents with respect to the subjects covered herein.

I.Director Compensation Program.

Unless the context otherwise requires, all capitalized terms used in this Director Compensation Program shall have the respective meanings assigned to them in the Allied Motion Technologies Inc. 2017 Omnibus Incentive Plan (the “Plan”).

A.Equity Awards

The following shall constitute the equity awards under the Non-Employee Director Compensation Policy under the Plan:

Annual Retainer Share Award

(a)Each year, as of the date of the Company’s annual meeting of shareholders, the Company shall automatically award shares of Restricted Stock to each Non-Employee Director who has been elected or reelected as a member of the Board of Directors at the annual meeting. The number of shares of Restricted Stock shall be equal to the Non-Employee Directors’ “Annual Equity Amount” as set forth in Attachment A hereto, as such Annual Equity Amount may be changed from time-to-time by the Board of Directors, divided by the Fair Market Value of a share of the Company’s Common Stock on the date of such election. If a fraction results, the number of shares of Restricted Stock shall be rounded up to the next whole number.

(b)If a Non-Employee Director is elected or appointed to the Board of Directors other than at an annual meeting of the Company and has not received an award pursuant to paragraph (a) immediately above during the twelve months preceding election or appointment, the Company shall automatically award to the Non-Employee Director a number of shares of Restricted Stock that is equal to the amount determined pursuant to paragraph (a) above based on the date of election or appointment multiplied by a fraction, the numerator of which is the remainder of 365 minus the number of days between the adjournment of the last annual meeting and the effective date of the election or appointment, and the denominator of which is 365. If a fraction results, the number of shares of Restricted Stock shall be rounded up to the next whole number.

(c)The Company shall issue the Restricted Stock awarded under paragraphs (a) or (b) above on the first business day following the effective date of the election, reelection or appointment (the “Grant Date”). The Restricted Stock awarded under paragraph (a) will vest in four equal quarterly installments, on the first business day of each of June, September, December and April that occurs during the 12-month period after the Grant Date. The Restricted Stock awarded under paragraph (b) will vest in equal parts on the vesting dates set forth in the preceding sentence that occur prior to the first anniversary of the most recent annual meeting of shareholders. If a Non-Employee Director ceases to serve as a Board member for any reason other than due to death or Disability, then all Restricted Stock that is not then vested shall be immediately forfeited, unless the Compensation Committee of the Board of Directors decides otherwise. If a Non-Employee Director ceases to serve as a Board member by reason of death or Disability, then all Restricted Stock that is not then vested shall immediately become vested.

Additional Annual Retainer Share Award for Lead Director

(a)Each year, as of the date of the Company’s annual meeting of shareholders, the Company shall automatically award shares of Restricted Stock to the lead independent director (the “Lead Director”). The number of shares of Restricted Stock shall be equal to the “Lead Director’s Annual Equity Amount” as set forth in Attachment A hereto, as such Lead Director’s Equity Annual Amount may be changed from time-to-time by the Board of Directors, divided by the Fair Market Value of a share of the Company’s Common Stock on the date of the Lead Director’s appointment. If a fraction results, the number of shares of Restricted Stock shall be rounded up to the next whole number.

(b)If a Director is appointed as Lead Director other than at an annual meeting of the Company and has not received an award pursuant to paragraph (a) immediately above during the twelve months preceding appointment, the Company shall automatically award to the Lead Director a number of shares of Restricted Stock that is equal to the amount determined pursuant to paragraph (a) based on the date of appointment multiplied by a fraction, the numerator of which is the remainder of 365 minus the number of days between the adjournment of the last annual meeting and the effective date of the appointment, and the denominator of which is 365. If a fraction results, the number of shares of Restricted Stock shall be rounded up to the next whole number.

(c)The Company shall issue the Restricted Stock awarded under paragraphs (a) or (b) above on the Grant Date. The Restricted Stock awarded under paragraph (a) will vest in four equal quarterly installments, on the first business day of each of June, September, December and April that occurs during the 12-month period after the Grant Date. The Restricted Stock awarded under paragraph (b) will vest in equal parts on the vesting dates set forth in the preceding sentence that occur prior to the first anniversary of the most recent annual meeting of shareholders. If a Non-Employee Director ceases to serve as Lead Director for any reason other than due to death or Disability, then all Restricted Stock relating to service as Lead Director that is not then vested

Revised November 4, 2020

shall be immediately forfeited, unless the Compensation Committee of the Board of Directors decides otherwise. If a Non-Employee Director ceases to serve as Lead Director by reason of death or Disability, then all Restricted Stock relating to service as Lead Director that is not vested shall immediately become vested.

B.Cash Payments

In addition to equity awards under the Plan, Non-Employee Directors shall be entitled to the following payments in cash:

Annual Director’s and Lead Director’s Cash Retainer and Committee Retainers

In addition to the Annual Retainer Share Award defined above, each Non-Employee Director will be paid the most recent annual cash retainer designated on Attachment A. In addition to those retainers, the Lead Director, the chairpersons of the Audit, Compensation and Governance and Nominating Committees, and the other members of each of those Committees shall receive the most recent retainers listed for such positions on Attachment A. All such cash retainers are payable ratably on a quarterly basis.

No Separate Meeting Fees; Reimbursement of Expenses

No separate meeting fees shall be paid for Board or committee meetings or for actions taken by unanimous written consent in lieu of a meeting in accordance with the Company’s Bylaws. Each Non-Employee Director will be reimbursed for his or her expenses in connection with attendance at each meeting.

II.Stock Ownership Requirement

Each Non-Employee Director is required to hold a minimum investment in shares of the Company's common stock equal to three (3) times the annual cash and stock retainers (as defined below) paid or payable to a Non-Employee Director under the Director Compensation Program (hereinafter referred to as the “Stock Ownership Requirement”).

A Non-Employee Director's annual retainer includes: (a) the value of any shares of the Company's common stock, including Restricted Stock, issued or issuable to the director as part of the director's annual retainer, and (b) the annual cash retainer fees, but will not include Lead Director, chairperson, committee or similar fees.

All Non-Employee Directors shall own a number of shares sufficient to satisfy the Stock Ownership Requirement under this Plan as long as they remain a member of the Company's Board of Directors, subject to the Grace Period and any hardship exception provisions approved by the Governance and Nominating Committee in accordance with the authority delegated to the Committee below. The Company will calculate compliance with the Stock Ownership Requirement on December 31 of each year.

Revised November 4, 2020

For purposes of determining compliance with the Stock Ownership Requirement, shares owned by a Non-Employee Director shall include: (a) shares of the Company’s common stock purchased directly by a director, (b) shares of the Company’s common stock purchased by or in the director’s individual retirement account (IRA) or other tax qualified retirement plan, (c) shares of the Company’s common stock purchased by a director’s spouse living in the same household, and (d) shares of the Company’s common stock owned by a trust funded by the director for the benefit of the director or his or her legal spouse or domestic partner, children or grandchildren. Awards of restricted stock made pursuant to the Company’s 2017 Omnibus Incentive Plan (including Awards subject to vesting), or any successor plans, shall count towards the Stock Ownership Requirement.

A new Non-Employee Director will be allowed a grace period to meet the Stock Ownership Requirement in full, from the date of initial election or appointment to the Board through the fifth (5th) anniversary of such election or appointment (the “Grace Period”). At the end of each year during the Grace Period, a Director must own at least the following minimum percentage of their Stock Ownership Requirement: 1st year – 20%; 2nd year – 40%; 3rd year – 60%; 4th year – 80%; and 5th year and thereafter – 100%. Until such time as the director satisfies the Stock Ownership Requirement, the director must hold 100% of the shares of common stock received as stock awards pursuant to any equity compensation plan or upon lapse of the restrictions upon Restricted Stock (net of any shares used to pay for tax withholding).

Hardship exceptions to any of the terms, conditions and requirements under this Plan may be made at the discretion of the Governance and Nominating Committee.

III.Stock-in-Lieu of Cash Retainer.

Each Non-Employee Director may elect to forego receipt of all or a portion of any Board, Committee or special retainer otherwise payable in cash under the Company’ Director Compensation Program in exchange for common stock issued in accordance with the following provisions:

Shares Applicable to Stock Ownership Requirement

All shares acquired by a Non-Employee Director pursuant to an election to take stock in lieu of cash, as provided below, shall qualify in satisfying such director’s Stock Ownership Requirement.

Election Procedure

The number of shares of Common Stock received by any Non-Employee Director with respect to a payment date shall equal the amount of foregone cash retainer divided by the Fair Market Value (as defined below) of a share of Common Stock on the relevant payment date, rounded down to the nearest whole share, with the dollar amount of any fractional share paid in cash on the payment date. If the cash retainer would be paid during a blackout period as defined in the Company’s Insider Trading Policy, then the payment date as used herein for the purchase of shares will be the first day of the next Trading Window as defined in the Insider Trading Policy.

Revised November 4, 2020

For the purpose of this Plan, the Fair Market Value of a share of common stock on a given date shall be the consolidated closing bid price on that date as reported by the NASDAQ Stock Market. If there are no common stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were common stock transactions.

Election

A Non-Employee Director may elect Common Stock in place of cash by submitting a written or electronic election to the Company’s Secretary, in such form as the Company determines, by the date established by the Company prior to such payment date.

Number of Authorized Shares

There are 100,000 shares of the Company’s Common Stock reserved for issuance pursuant to this Stock-in-Lieu of Cash Retainer Program.

Adjustments in Authorized Shares

If a dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects the Company’s Common Stock, then the Company’s Board of Directors shall, in such manner as it may determine equitable, substitute or adjust any or all of the remaining limits on the number and kind of shares available under the Plan. The decision of the Board of Directors shall be final and binding.

Share Shortfalls

If any election under this Plan would cause the number of shares of Common Stock required to be issued under this Plan to exceed the authorized shares, then any then current elections of non-employee directors shall be reduced or disregarded to the extent necessary, as determined by the Compensation Committee of the Board of Directors in an equitable manner, to avoid exceeding the authorized shares. The decision of the Compensation Committee shall be final and binding. No further elections shall be made or shall be valid until such time, if any, as additional shares of Common Stock become available for purchase under this Plan.

Inside Information

All purchases of Company stock are subject to compliance with Section 16 of the Securities Exchange Act of 1934, as amended, and the Company’s Insider Trading Policy including the defined Trading Window.

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This Director Compensation Program, Stock Ownership Requirement and Stock-in-Lieu of Cash Retainer Plan, including the Non-Employee Director Compensation Policy pursuant to the 2017 Omnibus Incentive Plan can be amended, modified and terminated at any time, on a prospective basis, by the Company’s Board of Directors in its sole and absolute discretion.

Revised November 4, 2020

Exhibit 10.9

ATTACHMENT A

A.	Equity Awards
1.Annual Equity Amount$55,000
2.Lead Director’s Equity Annual Amount$20,600
B.	Cash Payments
1.Directors’ Annual Cash Retainer$51,000
2.Lead Director’s Annual Cash Retainer$10,300
3.Audit Committee Chair Annual Cash Retainer$15,000
4.Compensation Committee Chair Annual Retainer$12,000
5.Governance and Nominating Committee

Chair Annual Retainer$12,000

6.Audit Committee Member Annual Retainer$ 8,000

7.Compensation Committee Member Annual

Retainer$ 6,000

8.Governance and Nominating Committee Member

Annual Retainer$ 6,000